UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           --------------------------

       Date of Report (Date of earliest event reported): April 22, 2004
                           --------------------------



                             MARCONI CORPORATION PLC

             (Exact name of registrant as specified in its charter)

                           --------------------------



      England and Wales                 33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


               Registrant's telephone number, including area code:


               ---------------------------------------------------
          (Former name or former address, if changed since last report)



 ==============================================================================

Item No. 12     Press release dated 22 April, 2004 - Trading Update



Press enquiries:
David Beck, tel: 0207 306 1490; email: david.beck@marconi.com

Investor enquiries:
Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com



The attached press release filed with the London Stock Exchange this morning, April 22, 2004, contains references to certain adjusted U.K. GAAP measures. As we are an English company and we prepare our consolidated statutory financial statements under U.K. GAAP, we evaluate our performance using U.K. GAAP measures.

We use underlying adjusted gross margin before exceptional items (as defined under U.K. GAAP) as a measure for our gross margin as it eliminates material one-off items and is more representative of the underlying margin performance of the business at the period end.

We use adjusted operating cost run-rate before share option costs, goodwill amortization, exceptional items (as defined under U.K. GAAP) and other material one-off items as it is more representative of the recurring cash costs required to support our ongoing business. The exit run-rate is calculated on the last day of the period so that the full benefit of cost saving measures actioned during the period are included in the calculation.

An explanation of the adjusted U.K. GAAP measures and a comparison with the unadjusted U.K. GAAP measures will be provided in our Interim results announcement that will be filed with the London Stock Exchange on May 18, 2004 and with the SEC on Form 8-K on the same day.






                            Marconi Corporation plc

                           4th Quarter Trading Update
                    for the three months ended 31 March 2004

* Sales from Continuing Operations increased by 1 per cent to GBP378 million (Q3 FY04 GBP374 million); reported after negative foreign exchange impact of approximately GBP17 million; 6 per cent sales increase on constant currency basis, in line with previous guidance

    * Group sales GBP394 million (Q3 FY04 GBP408 million) reflecting completion of North American Access (NAA) disposal in February 2004

* Significant business wins during the quarter include: new Optical frame contract with TeliaSonera; Optical and Access Hub frame contract renewals with Telecom Italia; 3-year Optical frame contract extension with Belgacom; new order for equipment and management systems from Telstra for integration of IP1 assets into Telstra's optical network

*  Continued improvement in operating performance

    * strong progress on underlying adjusted gross margin (before exceptional items) at top-end of 28 - 30 per cent exit target; before Q4 benefit of high margin software licence sale
    * further reduction in adjusted operating cost exit run-rate (before share option costs, goodwill amortisation and exceptional items) slightly better than our previously announced target

* Strong operating cash performance more than sufficient to coverrestructuring cash costs and interest payments

* Net cash position further reinforced to GBP214 million at 31 March 2004 after receipt of NAA disposal proceeds; Junior Notes now fully redeemed

*  Q1 FY05 sales outlook confirmed - expecting year-on-year stability vs
   GBP342 million recorded in Q1 FY04; current view of frame contract run-rates and order pipeline show potential for low single digit growth in FY05 vs FY04 on a constant currency basis (GBP1,452 million excluding North American Access)


London - 22 April 2004 - Marconi Corporation plc (LSE: MONI; NASDAQ: MRCIY) today provided a trading update for the fourth quarter ended 31 March 2004.

Mike Parton, Chief Executive, said: "Trading in the final quarter of the year was in line with our expectations and previous guidance. The company achieved all of its operating targets in the year. We have a strong product portfolio, cash in the bank and a tightly managed cost base that positions us well for the coming year."

Preliminary Results FY04 - 18 May 2004

We will announce preliminary results for the three months and twelve months ended 31 March 2004 on 18 May 2004 and will host a meeting and conference call for analysts and investors at 3pm on that date. Full details will be issued shortly. Consequently, we will not host a conference call in connection with this trading update. Analyst and investor enquiries should be directed to Heather Green, EVP Investor Relations.

Basis of Preparation

The financial information in this trading update is unaudited and has been prepared in accordance with UK accounting policies set out in Marconi Corporation plc's 2003 Annual Report and Accounts.

Following the previously announced disposal of our North American Access business in February 2004, this unit is accounted for as a discontinued operation at 31 March 2004.

The following table sets out the US Dollar/Sterling and Euro/Sterling exchange rates used in preparing our financial information:

FY04                      Q1        Q2        Q3        Q4
US Dollar:
Year to Date          1.6288    1.6227    1.6594    1.7023
Average
Period End            1.6502    1.6614    1.7902    1.8379

Euro:
Year to Date          1.4206    1.4262    1.4301    1.4435
Average
Period End            1.4370    1.4267    1.4193    1.4956

Trading Update

Sales

Sales from Continuing Operations amounted to GBP378 million, a 1 per cent increase on sales of GBP374 million recorded in the third quarter. Sales growth in local currencies was partially offset by adverse foreign exchange movements on translation to sterling, mainly as a result of the continued weakening of the US dollar as well some depreciation of the Euro. At Q3 FY04 exchange rates, fourth quarter sales from Continuing Operations amounted to GBP395 million, representing a 6 per cent increase on the previous quarter on a constant currency basis.

Group sales amounted to GBP394 million compared to sales of GBP408 million recorded in the third quarter. The main reason for this 3 per cent decline was the disposal of our North American Access business completed on 20 February 2004.

Sales by Product Area

in GBPm                                   3 months ended
                             31.03.04   31.12.03      31.03.03
Optical Networks                   84         81           101
Access Networks                    73         62            61
Other Network Equipment            10         17            17
                                ------      -----        ------
Europe/RoW                        167        160           179
Network Equipment
IC&M                               44         48            57
VAS                                72         68            69
                                ------      -----        ------
Europe/RoW Network                116        116           126
Services                        ------      -----        ------

Europe/RoW - Total                283        276           305
                                =====       =====        ======

BBRS Equipment                     34         30            37
OPP Equipment                      38         43            30
                                ------      -----        ------
US Network Equipment               72         73            67
BBRS Services                      12         13            15
OPP Services                       11         12            15
                                ------      -----        ------
US Network Services                23         25            30
                                ------      -----        ------
US businesses - Total              95         98            97
                                ======      =====        ======
Network Equipment and             378        374           402
Network Services - Total
Other                               -          -             3
                                ------      -----        ------
Continuing Operations             378        374           405
Discontinued Operations            16         34            25
                                ------      -----        ------
Group                             394        408           430
                                ======      =====        ======


Sales by Geographic Destination

in GBPm                                   3 months ended
                               31.03.04    31.12.03     31.03.03
EMEA                                253         241          264
North America                        90          88           93
CALA                                 10          13           16
APAC                                 25          32           32
                                   -----       -----        -----
Continuing Operations               378         374          405
Discontinued Operations              16          34           25
                                   -----       -----        -----
Group                               394         408          430
                                   =====       =====        =====

The main trends impacting sales from Continuing Operations during the fourth quarter compared to the third quarter were as follows:

   - There was no significant change in market conditions in Optical Networks where demand remains relatively flat. Sales of optical equipment to Telecom Italia were down quarter on quarter as this customer re-allocated planned optical spend to focus on deployment of its broadband access network. This was more than offset however by an increased level of SDH sales to BT, as expected, resulting from the phasing of certain supply contracts and following the lower level of deliveries in the previous quarter. Also in the quarter, we recorded initial sales of our new multi-haul DWDM platform under the recently awarded frame contract from TeliaSonera.

   - Telecom Italia's accelerated broadband deployment was the major contributor to the substantial increase in Access Hub sales during Q4; this and the recognition of sales (in accordance with the contract terms) relating to Access Hubs delivered to Telecom Italia at the end of Q3 led to a doubling of Access Hub sales to approximately GBP20 million in the fourth quarter. In the UK, deliveries under our Access Hub frame contract signed with BT in August 2003 will commence, as planned, during the first quarter of the current financial year.

   - Sales of Fixed Wireless Access dropped slightly from GBP26 million in Q3 to GBP24 million in Q4. As expected, a number of the German mobile operators have reduced their spending after meeting the German regulator's 31 December deadline for 25 per cent 3G mobile coverage. Sales to Vodafone increased quarter on quarter however, as our largest German wireless customer continued to invest aggressively in its 3G build- out programme in the final quarter of its financial year.

    Sales of BBRS equipment and services, which are mainly US-dollar denominated, increased by 7 per cent to GBP46 million (Q3 FY04 GBP43 million) on a reported basis, after a GBP4 million negative US dollar/ sterling translation impact. This improved sales performance resulted from a strong increase in sales to the US Federal Government including additional sales of our BXR-48000 multi-service switch-router. This was as expected and in line with this major customer's typical seasonal spending pattern.

   - Sales of OPP equipment and services fell to GBP49 million during the quarter (Q3 FY04 GBP55 million). This was partly due to the negative US dollar/sterling translation effect (approximately GBP5 million). Underlying sales performance was impacted by the lower level of orders recorded in the previous quarter as OPP's major US wireless customers slowed planned network builds and also as a result of a slowdown in outside plant deployments during the winter months.

   - The reduction in sales of Other Network Equipment related mainly to phasing of contracts within our Hong Kong-based legacy operations; sales of Interactive Systems remained stable.

   - European/RoW Network Services was stable at GBP116 million. Sales of Installation, Commissioning and Maintenance services were down quarter on quarter, mainly as a result of reduced activity with Italian second operators and certain German mobile operators as well as reduced sales to Dubai Marina in line with the phasing of this long-term contract. This was offset by growth in Value-Added Services mainly driven by the first deliveries under our extended 3-year maintenance support contract in the Middle East as well as increased sales under Integrated Systems contracts in the UK (West Coast Main Line and University College London Hospital).

Our ten largest customers during the three months ended 31 March 2004 were (in alphabetical order) AT&T, BT, E-Plus, Metro City Carriers (Germany), Sprint, Telecom Italia, Telkom South Africa, the US Federal Government, Verizon and Vodafone Group. In aggregate, these customers accounted for 55 per cent of sales from Continuing Operations (Q3 FY04: ten largest customers 47 per cent).

BT accounted for 22 per cent of sales from Continuing Operations (Q3 FY04: 18 per cent).

Book-to-Bill

In Network Equipment, book-to-bill increased from 0.90 in Q3 to 0.94 in Q4. This was mainly due to the higher level of BBRS equipment orders received from the US Federal Government, which more than offset a reduced level of orders from mobile operators in Germany.

Book-to-bill ratio in Network Services is less meaningful due to the long-term contract nature of this activity, where the total value of a firm order is booked at the time of contract signature and then traded through sales over the life of the contract. Contracts can typically run for two to five years or more. No major long-term contracts were booked during Q4 compared to support contracts for TollCollect in Germany and BT and the Highways Agency in the UK during Q3. This led to a reduction in the book-to-bill ratio in Network Services from 1.18 in Q3 to 0.83 in Q4 and consequently to a reduction in overall book-to-bill in Continuing Operations from 1.00 to 0.90.

Sales Outlook
The following outlook is based on our view of the expected like-for-like sales profile of our Continuing Operations and does not take into consideration any impact of future foreign exchange movements.

We re-affirm our view that market demand is stabilising and are anticipating a return to year-on-year stability in the first quarter compared to the level of sales recorded in the corresponding period of the last financial year (GBP342 million) on a constant currency basis and excluding North American Access. This profile is in line with the typical seasonal buying patterns of our major customers.

It remains difficult to accurately predict the timing and volume of deliveries beyond the current quarter but based on our latest view of existing frame contract run-rates and our order pipeline, we see potential for low single digit growth in sales for the current financial year as a whole (compared to the year ended 31 March 2004). From a product perspective, we expect relatively stable trading in Optical Networks, BBRS, OPP and Value-Added Services with strong growth in Access Networks, mainly fuelled by the initiation of volume deployment of our Access Hub into BT's 21st Century Network.

We continue to experience a strong level of interest in our next generation multi-service network offering through ongoing tenders and product trials and believe that we are well-positioned for this to translate to growth opportunities for the business in the medium-term.

Operational Performance

We have made further strong progress with our initiatives to improve gross margin and reduce operating costs.

Based on preliminary management information, underlying adjusted gross margin (before exceptional items) came in at the top-end of our targeted range of 28 to 30 per cent. In addition, as expected, we benefited from the non-recurring sale of software licences.

The main drivers of underlying gross margin improvement during the quarter were further supply chain and procurement savings as well as improved profitability on long-term service contracts following our usual contract risk reviews.

Equally, based on preliminary management information, we exited the financial year at an annualised adjusted operating cost run-rate (before share option costs, goodwill amortisation and exceptional items) slightly better than our previously stated target.

At 31 March 2004, we employed 12,425 people in our Continuing Operations compared to 12,775 at 31 December 2003.

This data remains subject to further management and audit review. We will disclose full details of gross margin, operating costs, exceptional items (relating mainly to our ongoing operational restructuring process) and overall operating result in our preliminary results announcement on 18 May.

Cash Flow

We achieved a further quarter of positive operating cash flow (before exceptional items) as a result of our improved operating performance and further contribution from working capital reductions. Cash collections were particularly strong during the final month of our financial year, boosted by the earlier than scheduled receipt of payments from one major European customer and a GBP10 million one-off reduction in other debtors following the settlement of a vendor finance arrangement, involving the supply of North American Access equipment, extended to Grande Communications Inc in December 2001. This reduces Marconi's total vendor finance exposure to GBP26 million, all of which pre-dates our financial restructuring.

Cash generated from operations was sufficient to cover the cash costs of our operational restructuring (mainly severance payments and onerous lease commitments) and interest paid on our Junior and Senior Notes during the period. In addition, we received $240 million (approximately GBP129 million) gross cash proceeds from the disposal of our North American Access business in February 2004.

We will disclose full cash flow information in our preliminary results announcement.

Cash and Debt

Overall, we further reinforced our net cash balance to GBP214 million at 31 March 2004 (from GBP108 million at 31 December 2003).

The following table sets out the composition of the Group's net cash balances at these dates:


In GBPm                               31.03.04     31.12.03
US$-denominated Senior Notes          (265)        (400)
US$-denominated Junior Notes             -         (133)
Other bilateral and bank debt          (40)         (46)
                                    --------    ---------
Gross financial indebtedness          (305)        (579)
Cash and liquid resources              519          687
                                    --------    ---------
Net Cash                               214          108
                                    ========    =========

During the quarter, we completed the paydown of our Junior Notes (GBP133 million) and reduced the principal amount outstanding of our US-dollar denominated Senior Notes by approximately GBP135 million to GBP265 million ($487 million). Approximately GBP128 million of this reduction in principal amount resulted from partial mandatory redemptions at 110 per cent of par value and market repurchases. We funded the partial mandatory redemptions from the proceeds from the disposal of our North American Access business (approximately GBP129 million), from releases of cash collateral relating to performance bonding (approximately GBP60 million) and from the previously reported balance in the Mandatory Redemption Escrow Account as at 31 December 2003 (GBP32 million). In addition, we used approximately GBP68 million of our unrestricted cash balances to fund repurchases of the Junior and Senior Notes in a number of open market transactions. Approximately GBP12 million of the debt reduction related to foreign exchange.

Following the end of the reporting period, we further reduced the principal amount outstanding of the Senior Notes to GBP242 million ($445 million) through the settlement of repurchases of Notes transacted prior to 31 March 2004 (GBP8 million) and a fourth mandatory redemption on 22 April 2004 (GBP15 million).

ENDS/...

About Marconi Corporation plc

Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on Nasdaq under the symbol MRCIY.

Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 20-F annual report for year ended 31 March 2003 and Form 10-Q report for the quarter ended 31 December 2003 filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: April 22, 2004